Exhibit 99.1

EA Announces Completion of Acquisition by PIF, Silver Lake, and Affinity Partners

EA Positioned to Accelerate Creativity and Innovation to Shape the Future of Entertainment

Consortium Brings Long-Term Capital, Sector Expertise and Strategic Support to Advance EA’s Next Chapter

REDWOOD CITY, Calif.--(BUSINESS WIRE)--Electronic Arts Inc. (“EA” or “Electronic Arts”), a global leader in interactive entertainment, today announced that its acquisition by PIF, Silver Lake, and Affinity Partners (collectively, the “Consortium”) has successfully closed. The Consortium’s agreement to acquire EA was previously announced on September 29, 2025, and was approved by EA stockholders at a special meeting of stockholders held on December 22, 2025.

“EA is entering this next chapter from a position of strength—with extraordinary talent, incredible franchises, global communities, and a bold vision for the future,” said Andrew Wilson, Chairman & CEO of Electronic Arts. “Together with PIF, Silver Lake, and Affinity Partners, we will accelerate our ability to innovate at the intersection of creativity, technology, and community, creating new ways for people around the world to play, create, watch, and connect through the power of interactive entertainment.”

“Having been a minority investor in the company for more than five years, we have a deep understanding of EA’s unique platform, massive global sports and gaming franchises, and iconic IP,” said Turqi Alnowaiser, Deputy Governor and Head of International Investments at PIF. “Entertainment and sports are key areas of strategic focus for PIF, and are among the fastest growing and evolving sectors around the world. Together, the Consortium is uniquely positioned to be a long-term partner to EA’s management team in driving sustained growth and innovation for EA and the industry.”

“EA’s franchises are some of the most beloved in entertainment, combining exceptional creative talent with a relentless focus on players,” said Egon Durban, CEO and Managing Partner of Silver Lake. “As long-time investors in technology, we admire how EA’s innovation fuels imagination and human connection. We’re proud to join with PIF and Affinity Partners to invest heavily in EA’s growth, including what AI can do to enhance game development and player experience, and excited to partner with Andrew and the EA team as they raise the bar for fans everywhere.”

“EA has created stories, characters, and communities that have become part of everyday life for hundreds of millions of people,” said Jared Kushner, Chief Executive Officer of Affinity Partners. “We’re excited to support the company as it continues to reach new audiences, inspire the next generation of creators, and expand the ways people around the world connect through play.”

With the transaction complete, EA stockholders will receive $210 in cash for each share of EA common stock they owned as of the closing. EA’s common stock has ceased trading and will be delisted from NASDAQ.

Advisors

Goldman Sachs & Co. LLC served as EA’s financial advisor and Wachtell, Lipton, Rosen & Katz served as EA’s legal advisor.

Kirkland & Ellis LLP served as legal counsel to the Consortium. Kirkland & Ellis LLP served as lead legal counsel to PIF, with Gibson, Dunn & Crutcher LLP and White & Case LLP providing specialized counsel. Latham & Watkins LLP and Simpson Thacher & Bartlett LLP served as Silver Lake’s legal counsel. Sidley Austin LLP served as Affinity Partners’ legal counsel.

J.P. Morgan Securities LLC served as the Consortium’s financial advisor.

About Electronic Arts

Electronic Arts is a global leader in digital interactive entertainment. The company develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers.

In fiscal year 2026, EA posted GAAP net revenue of approximately $7.5 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as EA SPORTS FC™, Battlefield™, Apex Legends™, The Sims™, EA SPORTS™ Madden NFL, EA SPORTS™ College Football, Need for Speed™, Dragon Age™, Titanfall™, Plants vs. Zombies™ and EA SPORTS F1®. More information about EA is available at www.ea.com/news.

EA, EA SPORTS, EA SPORTS FC, Battlefield, Need for Speed, Apex Legends, The Sims, Dragon Age, Titanfall, and Plants vs. Zombies are trademarks of Electronic Arts Inc. John Madden, NFL, and F1 are the property of their respective owners and used with permission.

About PIF

PIF is one of the world’s most impactful investors, enabling the creation of key sectors and opportunities that help shape the global economy, deliver returns and drive the economic transformation of Saudi Arabia. The gaming and esports industry is one of its priority sectors, contributing to the diversification of the local economy, while at the same time driving investment returns.

About Silver Lake

Silver Lake is a global technology investment firm, with approximately $114 billion in combined assets under management and committed capital and a team of professionals based in North America, Europe and Asia. Silver Lake’s portfolio companies collectively generate more than $307 billion of revenue annually and employ approximately 433,000 people globally.

About Affinity Partners

Affinity Partners is a Miami-based investment firm founded in 2021 by Jared Kushner. With over $6B under management and a team of 30+ professionals, Affinity focuses on growth equity and technology investments at scale, with a flexible mandate across industries and geographies.

Cautionary Statement Regarding Forward-Looking Statements

Some statements set forth in this release contain forward-looking statements that are subject to change. Statements including words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “predict,” “seek,” “goal,” “will,” “may,” “likely,” “should,” “could” (and the negative of any of these terms), “future” and similar expressions also identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the benefits of closing the transaction. These forward-looking statements are based on various assumptions, whether or not identified in this communication, are not guarantees of future performance and reflect management’s current expectations.

Our actual results could differ materially from those discussed in the forward-looking statements. Some of the factors which could cause EA’s results to differ materially from its expectations include the following: risks related to disruption of management time from ongoing business operations due to the transaction; the risk of any unexpected costs or expenses resulting from the transaction; the risk of any litigation relating to the transaction; the risk that the transaction could have an adverse effect on the ability of EA to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally; the risks and uncertainties that are described in the proxy statement that EA has filed with the Securities and Exchange Commission (the “SEC”) in connection with the transaction; and other factors described in EA’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026, as well as in other documents EA has filed with the SEC.

These filings are available on the investor relations section of EA’s website at https://ir.ea.com or on the SEC’s website at https://www.sec.gov. The forward-looking statements made in this communication are current only as of the date hereof. EA assumes no obligation to revise or update any forward-looking statement, except as required by law.

Contacts

For EA
Justin Higgs
Vice President, Corporate Communications
925-502-9253
jhiggs@ea.com

John Christiansen/Hannah Dunning
ea@fgsglobal.com

For the Consortium
Kate Gorgi/Monique Sidhom
psa@fgsglobal.com